Exhibit 10.18

September 28, 2005

Dear Officer,

As you know, we are very close to closing the transaction involving the sale of the Cendant Marketing Services Division (“Cendant MSD”) to an affiliate of Apollo Management, L.P. We are pleased to notify you, at this time, that Cendant has carefully considered your individual contribution and in consideration for you continuing your efforts to consummate the transaction, Cendant has decided to give you a special bonus payment of $[            ]. This amount shall be payable to you in cash, subject to any applicable withholding taxes, no later than April 15, 2006. You will not receive the payment if, prior to the payment date, your employment with Cendant MSD (or, following the transaction, the successor entity to Cendant MSD) terminates for any reason.

This letter does not affect any party’s rights and obligations under the letter agreement, dated January 10, 2005, between Cendant MSD and you, and amended on June 28, 2005 (the “Bonus Agreement”). Accordingly, you shall continue to be entitled to any payments that may become due under the Bonus Agreement in accordance with the terms of such agreement.

On behalf of myself and the rest of Cendant’s senior management team, thank you for your continued focus and performance.

Good luck and best regards,

/s/ Thomas D. Christopoul
Thomas D. Christopoul
Chairman
Cendant Marketing Services Division

cc: Mary C. Rusterholz

[See Annex A]

Annex A

Officer	Special Bonus Payment
Nathaniel Lipman	$410,000.00
Todd Siegel	$100,000.00
Michael Rauscher	$100,000.00
Robert Rooney	$125,000.00
Thomas Rusin	$100,000.00